Exhibit 99.2

Non-GAAP Financial Measures

Operating cash flow and free cash flow are non-GAAP financial measures which the Company has included because management believes that such data are commonly used as a measure of performance among companies in the broadcast industry. These measures are also frequently used by investors, analysts, valuation firms and lenders, although their definitions may vary. Management uses the operating cash flow measure in analyzing the Company’s financial performance. Management uses the free cash flow measure in analyzing the Company’s liquidity. These non-GAAP financial measures should not be considered in isolation or as an alternative to operating income (a GAAP financial measure) as an indicator of the Company’s operating performance (see the Company’s consolidated statements of income), or to net cash provided by operating activities (a GAAP financial measure) as a measure of the Company’s liquidity (see the Company’s consolidated statements of cash flow). These measures are believed to be, but may not be comparable to, similarly titled measures used by other companies.

The following tables provide reconciliations between operating income (a GAAP financial measure) and operating cash flow and free cash flow (both non-GAAP financial measures) in each of the periods presented:

	December 31
	2002	2001	2000	1999	1998
	(In thousands)

Operating income	$265,631	$115,443	$205,235	$175,884	$142,034
Add: Special charge	—	—	15,362	—	—
Add: Depreciation and amortization	43,566	129,420	125,207	108,039	36,420
Add: Amortization of program rights	60,821	57,676	58,460	60,009	42,344
Less: Program payments	(59,870)	(57,385)	(58,797)	(56,402)	(42,947)

Operating cash flow	$310,148	$245,154	$345,467	$287,530	$177,851

Less: Interest expense, net (1)	(70,490)	(96,660)	(111,762)	(103,692)	(37,139)
Less: Dividends	(16,377)	(1,922)	(1,422)	(1,422)	(1,422)
Less: Capital expenditures	(25,920)	(32,331)	(32,001)	(52,402)	(22,722)
Less: Cash paid for taxes, net of refunds	(18,404)	(5,015)	(30,535)	(36,155)	(4,222)

Free cash flow	$178,957	$109,226	$169,747	$93,859	$112,346

	March 31,
	2003	2002

Operating income	$37,517	$46,416
Add: Depreciation and amortization	10,960	10,445
Add: Amortization of program rights	16,092	14,939
Less: Program payments	(15,638)	(14,662)

Operating cash flow	$48,931	$57,138

Less: Interest expense, net (2)	(16,681)	(17,650)
Less: Dividends	(4,068)	(4,106)
Less: Capital expenditures	(6,105)	(5,871)
Less: Cash paid for taxes, net of refunds	(10,335)	(5,814)

Free cash flow	$11,742	$23,697

(1)	Excludes the following non-cash items (i) amortization of deferred financing costs of $2,953, $2,938, $4,401, $3,200 and $2,416 in the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively; and (ii) gain (loss) on early retirement of debt of $873, $4077, ($5,133) and ($17,274) in the years ended December 31, 2001, 2000, 1999, and 1998, respectively.
(2)	Excludes non-cash amortization of deferred financing costs of $728 and $727 in the three months ended March 31, 2003 and 2002, respectively.